Exhibit 99.1

Notice of Blackout Period to

Directors and Executive Officers of Abbott Laboratories

As a director or executive officer of Abbott Laboratories (“Abbott”), you are subject to restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934 (“Regulation BTR”).  Those restrictions prohibit certain transactions in Abbott securities during retirement plan blackout periods.

In January 2016, the Abbott Laboratories Stock Retirement Plan (“U.S. Plan”) and the Abbott Laboratories Stock Retirement Plan (Puerto Rico) (“P.R. Plan”; collectively, the “Plans”) will be changing recordkeepers, the U.S. Plan will be changing trustees, and the P.R. Plan will be changing custodians.  During this transition, Plan participants will be unable to engage in transactions involving the assets held in their Plan accounts, including changing contribution rates, directing or diversifying investments (including investments in Abbott common shares), or obtaining a loan, withdrawal, or distribution from the Plans.  This transition period is called a “Blackout Period.”

The Blackout Period is expected to begin on January 7, 2016 at 2 p.m. CST when participants will no longer be able to request distributions.  On January 8, 2016 at 2 p.m. CST, participants will no longer be able to change contribution rates, direct investments, or request loans or withdrawals.  The Blackout Period is expected to end during the week of January 24, 2016.  You can determine whether the Blackout Period has begun or ended by calling Mary Moreland, Divisional Vice President, Compensation and Benefits, at (224) 667-6100.

As you know, you are already precluded during this Blackout Period from trading in Abbott securities under Abbott’s general insider trading policy, which disallows trades during specific periods (in this case, during the month of January until after the fourth quarter earnings release).

Nevertheless, we are required by Sarbanes-Oxley and Regulation BTR to inform you that, during the Blackout Period, you are generally prohibited from directly or indirectly purchasing, selling, or otherwise transferring any equity security of Abbott, regardless of whether you participate in either of the Plans.

If you have any questions concerning the Blackout Period, please contact Ms. Moreland by phone at (224) 667-6100, or you may write to Abbott Laboratories, 100 Abbott Park Road, Abbott Park, Illinois 60064, Attn: Divisional Vice President, Compensation and Benefits.